ACADIAN ASSET MANAGEMENT INC.
EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made effective as of __, 20__ (the “Grant Date”) between Acadian Asset Management Inc., a Delaware corporation (the “Company”), and (the “Participant”).

WITNESSETH:

WHEREAS, the Company has adopted the Acadian Asset Management Inc. Equity Incentive Plan (the “Plan”) for the benefit of the employees of the Company and its Subsidiaries; and
WHEREAS, the Committee, as defined in the Plan, has authorized the Award to the Participant of Restricted Stock Units under the Plan, on the terms and conditions set forth in the Plan and in this Agreement;

NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Participant hereby agree as follows:

1.Definitions.

Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan.

2.Award of Restricted Stock Units.

The Committee hereby grants to the Participant, on the Grant Date set forth above, Restricted Stock Units.

3.Vesting of Restricted Stock Units.

The Restricted Stock Units will become non-forfeitable and the Risk of Forfeiture shall lapse on the vesting dates (the “Vesting Dates”) and in the proportions described below, provided that the Participant is continuously employed by the Company until the applicable Vesting Date.

Restricted Stock Units Vesting    Vesting Date

4.Forfeiture of Restricted Stock Units.

If the Participant’s employment with the Company terminates prior to a Vesting Date for any reason, except as described in Section 5, any unvested Restricted Stock Units shall automatically be forfeited, and all of the Participant’s rights to and interest in the Restricted Stock Units shall terminate without payment of consideration as of the date of the Participant’s termination.

5.Accelerated Vesting Upon Certain Terminations.

If the Participant’s employment with the Company terminates prior to a Vesting Date as a result of the Participant’s: (a) death; (b) involuntary termination for Disability (as defined in [__], the Employment Agreement); or (c) involuntary termination without Cause, as defined in the Employment Agreement, or (d) by the Participant with Good Reason (as defined in the Employment Agreement) (each of (a), (b), (c) and (d), a “qualifying termination”), the Participant’s Restricted Stock Units shall not be forfeited in accordance with Section 4, and all the unvested Restricted Stock Units shall become fully vested and nonforfeitable upon such qualifying termination.

6.Settlement of Restricted Stock Units.

Within a reasonable period of time after each Vesting Date (and in any event within thirty (30) days following the Vesting Date) the Company shall pay and transfer to the Participant that number of shares of Stock equal to the aggregate number of Restricted Stock Units that vested on that Vesting Date; provided, however, that in the event of a qualifying termination prior to the final Vesting Date, the Company shall pay and transfer to the Participant as soon as administratively practicable after (and in any event within thirty (30) days following) the date of the qualifying termination that number of shares of Stock equal to the aggregate number of the unvested Restricted Stock Units that became fully vested upon such qualifying termination in accordance with Section 5 above, subject to any Required Delay. For purposes of this Award, “Required Delay” means a delay in the date of settlement of the Award of six months and one day (or until death if earlier) in any case where settlement is due to a separation from service (as defined below), if the Participant at the relevant time is a “specified employee” as determined in accordance with Section 409A and Company policy and the Award (or any portion of it) is subject to Section 409A.

7.Voting and Dividend Equivalents.

Unless and until shares of Stock are issued or transferred by the Company to the Participant in settlement of vested Restricted Stock Units hereunder and are evidenced in book entry form on the records of the Company’s transfer agent in the name of the Participant, Participant shall not be, or have any of the rights or privileges of, a stockholder of the Company. Following vesting of any Restricted Stock Units hereunder, the Participant shall be entitled to receive payments (without interest or other earnings) equivalent to any dividends declared with respect to the shares of Stock underlying such vested Restricted Stock Units, the record dates for which fall on or after the Grant Date and prior to the date on which such shares of Stock are settled upon the Participant, at the time such shares of Stock are issued or transferred to the Participant in accordance with Section 6.

8.Authority of the Committee.

This Agreement and the Restricted Stock Units awarded hereunder shall be subject to such rules and regulations as the Committee shall adopt pursuant to the Plan. All decisions of the Committee upon any question arising under the Plan or under this Agreement shall be final, conclusive and binding upon the Participant and any person claiming any interest in the Award made under this Agreement.

9.Withholding.

The Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy federal, state, local, foreign or other withholding tax requirements if, when, and to the extent required by law in connection with the Participant’s Award of Restricted Stock Units (whether so required to secure for the Company an otherwise available tax deduction or otherwise) prior to the delivery of any certificate or certificates, held in book-entry position through the direct registration system of the Company’s transfer agent, for such shares, or prior to the vesting of such shares, as applicable. The obligations of the Company under the Plan shall be conditional on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to a Participant or to utilize any other withholding method prescribed by the Committee from time to time.

10.Plan Terms; Section 409A.

The terms of the Plan are hereby incorporated herein by reference. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail.

The Award is intended to constitute an arrangement that qualifies for exemption from, or otherwise complies with, the requirements of Section 409A and shall be construed accordingly. For this purpose, to the extent required to ensure compliance with Section 409A, any termination of employment or correlative term applicable to the Award shall require a separation from service as defined in Section 409A. Notwithstanding the foregoing, neither the Company, nor any other person acting on behalf of the Company, will be liable to the Participant or any other person by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted with respect to the Award by reason of the failure of the Award to satisfy the applicable requirements of Section 409A in form or in operation.

11.No Employment Rights.

The Award of Restricted Stock Units pursuant to this Agreement shall not give the Participant any right to remain employed with the Company or any Affiliate.

12.Amendment.

The terms of this Award of Restricted Stock Units as evidenced by this Agreement may be amended by the Committee without the approval of the Participant, subject however to the limitations set out in the Plan, or may be amended by written agreement of the Participant and the Company. The Company reserves the right to amend the Plan at any time, subject to any limitations set out in the Plan.

13.Governing Law.

This Agreement shall be governed, interpreted and enforced in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof.

14.Participant Acknowledgment.

By accepting this Award electronically, the Participant hereby acknowledges that he or she has received and read the Plan and this Agreement and that he or she agrees to be bound by all of the terms and conditions of the Restricted Stock Unit Award as set forth in this Agreement, subject to the terms and conditions of the Plan. The Participant hereby further acknowledges and agrees that his or her right to receive or retain this Award, any amount received pursuant to this Award (in cash or shares of Stock), and any profit or gain realized in connection with this Award, is subject to cancellation and recoupment in accordance with the Company’s Claw-back Policy, as in force from time to time. The Participant understands that the Participant (and not the Company or any of its Affiliates) shall be responsible for the federal, state, local or foreign tax liability and any other tax consequences to the Participant that may arise as a result of the grant of this Award of Restricted Stock Units and the issuance or transfer of shares of Stock as contemplated by this Agreement. By executing this Agreement, the Participant hereby consents to receive documents in relation to the Plan and this Award by electronic delivery, and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or by a third party designated by the Company.

ACADIAN ASSET MANAGEMENT INC.
By:

The Participant acknowledges that, by accepting this Award electronically, he or she accepts this Award and agrees to be bound by the terms and conditions set forth in this Agreement and the Plan document.
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